EXHIBIT 23

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-20879, No. 333-20881 and No. 333-91328) of Ralcorp Holdings, Inc. of our report dated November 3, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Saint Louis, MO
December 14, 2004